                                                                     EXHIBIT 3.1

                                    A0599122

                                                    ENDORSED - FILED
                                         in the office of the Secretary of State
                                                of the State of California
                                                       JUL 17 2003
                                                      KEVIN SHELLEY
                                                    Secretary of State

                       RESTATED ARTICLES OF INCORPORATION

The undersigned certify that:

1. They are the president and secretary, respectively of Reconstruction Data Group, Inc. a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                    ARTICLE I

     The name of this corporation is VERDISYS, INC.

                                   ARTICLE II

     The purpose of this corporation is to engage in any lawful act of activity for which corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practices of a profession to be incorporated by the California Corporation Code.

                                   ARTICLE III

     This corporation is authorized to issue only one class of shares of stock; and the total number of shares which the corporation is authorized to issue is 50,000,000.

                                   ARTICLE IV

     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject to limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
     Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 3,651,500. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury the laws of the state of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: July 15,2003

                                           /s/ Scott Baker
                                           ---------------------------------
                                           Scott Baker
                                           President, Secretary and Director